ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption") is dated as of May 26, 2004, by Vestaur Securities, Inc. (the "Predecessor Fund") and Vestaur Securities Fund (the "Fund").

                                    RECITALS

         WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, State Street Bank and Trust Company ("State Street") and the Predecessor Fund entered into a Custodian Contract dated as of April 1, 1998, including all addenda, exhibits and schedules thereto (as amended, restated, modified or supplemented from time to time, the "Agreement"), pursuant to which the Predecessor Fund employed State Street as custodian for certain of the Predecessor Fund's assets;

         WHEREAS, the Predecessor Fund has entered into an Agreement and Plan of Conversion and Termination dated March 10, 2004, with the Fund for the purpose of converting the Predecessor Fund from a Delaware corporation into a Delaware business trust; and

         WHEREAS, the Predecessor Fund wishes to assign to the Fund, and the Fund wishes to accept and assume, all of the Predecessor Fund's rights, obligations and liabilities under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Assignment by the Predecessor Fund. The Predecessor Fund hereby assigns all of its rights, obligations and liabilities under the Agreement to the Fund, and the Fund hereby accepts such assignment. Upon the Effective Date of this Assignment and Assumption, all references to the Predecessor Fund, its directors and officers in the Agreement shall be deemed to refer to the Fund, its trustees and officers, respectively.

2. Assumption by the Fund. The Fund hereby assumes all the rights, obligations and liabilities of the Predecessor Fund under the Agreement, and the Predecessor Fund hereby accepts such assumption. Upon the Effective Date of this Assignment and Assumption, all references to the Predecessor Fund, its directors and officers in the Agreement shall be deemed to refer to the Fund, its trustees and officers, respectively.

3. Effective Date. This Assignment and Assumption shall become effective as of the date first stated above.

4. Ratification and Confirmation of the Agreement. The parties hereby confirm and ratify the terms and conditions of the Agreement.

5. Counterparts. This Assignment and Assumption may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, indemnification obligations and conditions of the Agreement shall remain unamended and shall continue in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first written above.


VESTAUR SECURITIES, INC.                 VESTAUR SECURITIES FUND


By: /s/ Maureen E. Towle                 By:  /s/ Michael H. Koonce
   ____________________________             ____________________________


Name: Maureen E. Towle                   Name: Michael H. Koonce
     __________________________               __________________________


Title: Assistant Secretary               Title: Secretary
      ___________________________              ___________________________


The undersigned hereby consents to the foregoing assignment and assumption.


STATE STREET BANK AND TRUST COMPANY


By:  /s/ Joseph L. Hooley
    ____________________________
     Joseph L. Hooley, Executive Vice President